Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

October 26, 2021

FG Financial Group, Inc.

360 Central Ave, Suite 800

St. Petersburg, FL 33701

Re:	FG Financial Group, Inc.

Ladies and Gentlemen:

We have acted as counsel to FG Financial Group, Inc., a Delaware corporation (the “Company”), in connection with its filing, with the Securities and Exchange Commission, of a Registration Statement on Form S-1 (File No. 333-260045), as amended prior to being declared effective (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of (i) non-transferable subscription rights (the “Rights”) to be distributed by the Company, without consideration, in connection with a rights offering (the “Rights Offering”) to holders of record of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and (ii) an aggregate of 757,720 shares (the “Shares”) of the Company’s Common Stock, issuable upon exercise of the Rights.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, and such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company, as to questions of fact material to this opinion.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications and exceptions stated below, we are of the opinion that:

1. The Rights, when issued and delivered as described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Shares have been duly authorized by the Company and, when issued and delivered by the Company to the purchasers thereof against payment therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

FG Financial Group, Inc. October 26, 2021 Page 2

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,